UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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BARRETT BUSINESS SERVICES, INC.
(Name of Registrant as Specified In Its Charter) _________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

BBSI Addresses Statements by Proxy Group

VANCOUVER, Washington, January 18, 2012 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, announced its board of directors is carefully reviewing letters received from Kimberly J. Jacobsen Sherertz and her advisers in connection with their stated objective of removing all but one director and electing their slate of nominees. Ms. Sherertz is the widow of William W. Sherertz, BBSI's long-time chief executive officer. She is also the personal representative of his estate, which holds the BBSI stock he owned.

Anthony Meeker, BBSI's chairman of the board, commented: "We are sympathetic to the burdens that Bill's passing has placed on his family and continue to offer our support to Ms. Sherertz as she works through the tax and other issues facing his estate. We also believe strongly that the course she is currently pursuing to replace all but one board member with her hand-picked nominees is ill-advised and contrary to the best interests of the company and its other shareholders.”

In recent weeks, Ms. Sherertz and Mr. Charles M. Gillman have issued a series of public statements with which the company takes exception. Mr. Gillman is described in filings with the Securities and Exchange Commission (the "SEC") as being part of a proxy group with Ms. Sherertz, although he owns no BBSI stock. None of Ms. Sherertz's nominees own any BBSI stock, either. The group's most recent press release filed with the SEC on January 13, 2012, included the following examples of inaccurate and unsupported statements:

•         Ms. Sherertz’s group alleges that "The company's Change in Control Agreements…are not in line with industry best practices."

In fact, in April 2011, BBSI's board of directors approved change in control agreements with each of the company's three executive officers to provide greater assurance of stability within senior management following Mr. Sherertz’s death. The board carefully considered the proposed terms of the agreements in light of the circumstances and determined the agreements to be in the best interests of the company. In May 2011 reports, ISS and Glass Lewis, the leading independent proxy advisors to institutional shareholders, both described the terms of the agreements and recommended a favorable "say on pay" vote on BBSI's executive compensation. Glass Lewis commented that, “Overall, we find that the Company has structured its executive compensation programs appropriately,” ISS noted. "No significant concerns were found in reviewing the company's executive compensation program." The "say on pay" proposal at BBSI's 2011 annual meeting was approved by a wide margin, with 4,312,957 shares voting in favor and only 173,743 shares voting against.

•         Ms. Sherertz’s group claims that "[BBSI] has continuously ignored requests of a shareholder group led by Kimberly J. Jacobsen Sherertz and the estate of her late husband…."

The fact is, throughout 2011, members of BBSI's board of directors had frequent meetings and communications with Ms. Sherertz and her advisers in an attempt to resolve her concerns. In addition, Mr. Meeker met with Ms. Sherertz and one of her advisers in mid-May 2011 during which her concerns regarding the change in control agreements were discussed. Members of the board have continued to offer their availability and desire to maintain a dialogue with Ms. Sherertz.

•         Ms. Sherertz’s group also claims that the "BBSI Board has also ignored Ms. Sherertz's request…that a special meeting of the stockholders be held…[and denied] Ms. Sherertz's request for the company's stockholder list."

In fact, on January 10 and again on January 13, 2012, BBSI's lawyers advised Ms. Sherertz of legal deficiencies with her requests under Maryland corporate law. BBSI's board of directors will continue to consider and respond to Ms. Sherertz's requests, consistent with applicable law and the directors' fiduciary duties to act in the best interests of the company.

•         Ms. Sherertz's group wants you to believe that “The failure of BBSI’s Directors to cause BBSI to reasonably respond to the requests of Ms. Sherertz is a patent breach of fiduciary duty owed to Ms. Sherertz by the BBSI Directors for which they shall be held accountable.”

In fact, as noted above, BBSI's board of directors has been responsive. What Ms. Sherertz does not seem to recognize is that the board is responsible to all of the company’s shareholders, a responsibility it takes very seriously. The board finds it telling that Ms. Sherertz and her advisers believe the board owes a duty to Ms. Sherertz alone.

About BBSI

BBSI (NASDAQ: BBSI)  is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The company's integrated platform is built upon expertise in payroll processing, employee benefits, workers' compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI's partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,000 clients across all lines of business in 25 states. For more information, please visit www.barrettbusiness.com.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with one or more meetings of the company’s stockholders in 2012, including a special meeting of stockholders, if such a meeting is called, and the company's 2012 annual meeting. The company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with any meeting of stockholders that is called. The proxy statement, any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov  and http://www.barrettbusiness.com/investor-relations. Stockholders are urged to read each proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

The company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders as described above. Information concerning these participants is available in the company’s proxy statement for the 2011 annual meeting of stockholders, filed with the SEC on April 18, 2011, and in subsequent SEC filings on Forms 3, 4 and 5. The company will file a proxy statement with the SEC in connection with any meeting of stockholders that is called. Stockholders are advised to read any such proxy statement and other relevant documents filed when they become available because they will contain important information, including information with respect to participants. You can obtain free copies of these referenced documents as described above.

Company Contact:

Michael L. Elich

President and Chief Executive Officer

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com